CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of the Saratoga Advantage Trust and to the use of our report dated October 31, 2017 on the financial statements and financial highlights of the James Alpha Multi Strategy Alternative Income Portfolio, a series of the Saratoga Advantage Trust. Such financial statements and financial highlights appear in the 2017 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

/s/TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

December 29, 2017